FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226943-09

From: Db Cmbs Deutsche Bank (DEUTSCHE BANK SECURI) [mailto:ddeutscheb33@bloomberg.net]

Sent: Tuesday, December 15, 2020 10:48 AM

Subject: BMARK 2020-B22 **INITIAL PRICE TALK** PUBLIC

BMARK 2020-B22 **INITIAL PRICE TALK** PUBLIC

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATING (M/F/K)	SIZE (MM)	C/E	WAL	IPT	TARGET $PX
A-1	Aaa/AAA/AAA	9.763	30.000%	3.09	+22A	~100
A-2	Aaa/AAA/AAA	3.086	30.000%	5.04	+74A	~103
A-SB	Aaa/AAA/AAA	15.906	30.000%	7.24	+60A	~103
A-4*	Aaa/AAA/AAA	256.000	30.000%	9.45	LCF-2	~101
A-5*	Aaa/AAA/AAA	256.699	30.000%	9.96	+74A	~103
A-M	Aa3/AAA/AAA	69.615	21.000%	10.03	+92A	~103
B	NR/AA-/AA	30.941	17.000%	10.04	+125A	~100
C	NR/A-/A	31.907	12.875%	10.04	+190A	~100

*SIZES SUBJECT TO CHANGE AS DETAILED IN THE TERM SHEET. RANGE OF POSSIBLE SIZES

BELOW:

CLASS	EXPECTED RANGE OF BALANCE	EXPECTED RANGE OF WAL
A-4	0.000 - 256.000	NA - 9.45
A-5	256.699 - 512.699	9.96 - 9.71

DEUTSCHE BANK TRADING DESK CONTACTS:
RYAN HORVATH	212-250-5149
DAN PENN	212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS:
RAUL OROZCO	212-723-1295
MATT PERRY	212-723-1295

JPM CMBS TRADING DESK CONTACT:
AVINASH SHARMA	212-834-3111

JPM SPG SYNDICATE CONTACTS:
KAILIN TWOMEY	212-834-4154
JENNIFER KORNBLAU	212-834-4154

JPM CMBS BANKING CONTACTS:
KUNAL SINGH	212-834-5467
BRAD HORN	212-834-5467

GOLDMAN SACHS SYNDICATE DESK CONTACTS:
SCOTT WALTER	212-357-8910
MONIQUE HARMON	212-357-9012

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The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov<http://www.sec.gov>. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611. This communication does not contain all information that is required to be included in the prospectus. The information in this communication is preliminary, and is subject to completion or change. Any investment decision with respect to the securities should be made by you based upon the information contained in the prospectus relating to the securities. There can be no assurance that actual pricing will be completed at the indicated value(s).This communication is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The foregoing also applies to any information provided in any subsequent discussion with you about the contents of this communication, regardless of the means of such subsequent discussion.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW THIS SENTENCE ARE NOT APPLICABLE TO THIS MESSAGE AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS MESSAGE HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

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